UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 28, 2010

CASEY’S GENERAL STORES, INC.

(Exact name of registrant as specified in its charter)

Iowa

(State or other jurisdiction of incorporation)

001-34700	42-0935283
(Commission File Number)	(IRS Employer Identification No.)

One Convenience Blvd., Ankeny, Iowa	50021
(Address of principal executive Offices)	(Zip Code)

515/965-6100

(Registrant’s telephone number, including area code)

NONE

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CF 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On October 28, 2010, Casey’s Retail Company and Casey’s Marketing Company, each a wholly-owned subsidiary of Casey’s General Stores, Inc. (together, the “Company”), executed and entered into an Asset Purchase Agreement dated as of October 28, 2010 (the “Agreement”) with Kabredlo’s, Inc., Nebraska Retail Ventures, LLC, Olderbak Enterprises North, LLC and Olderbak Enterprises South, LLC (together, the “Sellers”).

The Agreement provides that the Company will acquire all rights, titles and interests of the Sellers to certain assets described in the Agreement, consisting generally of 44 convenience store properties located in the States of Kansas (21 stores), Nebraska (22 stores) and Oklahoma (1 store). The assets being acquired under the Agreement (the “Acquired Assets”) generally consist of the land, buildings, leasehold improvements, equipment and machinery and the goodwill associated with the business conducted at the store locations being acquired (in each case, a “Location”), certain assigned contracts (including leases), files and records, related intangible assets and inventory, licenses and permits situated at or associated with the Locations as of the transfer date. Certain other excluded assets and intellectual property interests are being retained by the Sellers under the Agreement and are not being acquired by the Company.

The Locations and the associated Acquired Assets are to be transferred to the Company during a transfer period beginning in mid- December 2010 and continuing until December 30, 2010.

The expected purchase price for the Acquired Assets is $45.8 million. The Company also will pay the Sellers the value of the inventory determined as provided in the Agreement. A portion of the purchase price has been allocated in the Agreement to each of the Sellers. The Company has agreed to pay the total amount allocated to the Acquired Assets (except inventory) at each Location (net of prorated real estate taxes and other customary charges and credits) on the date of transfer of the Location to the Company. The amount for the inventory, determined on a location-by-location basis, will be paid after the physical count and pricing have been completed, but no later than three business days following the transfer date of the Location.

The purchase price of the Acquired Assets is subject to adjustment prior to the Closing Date. If certain ownership interests cannot be acquired by the Sellers from third parties and transferred to the Company, up to three Locations will be excluded from the Agreement and the purchase price will be reduced accordingly.

In the Agreement, the Sellers make a number of representations and warranties to the Company to induce it to enter into the Agreement and to consummate the transactions contemplated thereby. The Agreement also obligates the Sellers to comply with certain pre-closing covenants, and includes other provisions relating to the transfer of the Acquired Assets to the Company and their subsequent use by the Company.

The Sellers have agreed to indemnify and hold harmless the Company and its successors from and against any losses, costs or damages relating to or arising from or relating to the circumstances described in the Agreement. Under certain circumstances described in the Agreement, the Agreement can be terminated by either the Company or the Sellers.

Attached hereto as Exhibit 10.42 and incorporated herein by reference is a copy of the Agreement entered into by the Company with the Sellers. The foregoing description of the Agreement does not purport to be complete and is qualified in its entirety by reference to the form of Agreement attached hereto as Exhibit 10.42.

The Company expects to use available cash to fund the acquisition.

For the twelve months ended June 30, 2010, the 44 stores generated annual inside gross revenue of approximately $52 million and sold approximately 36 million gallons of gasoline.

Item 9.01	Financial Statements and Exhibits.

(c)	Exhibits.

The exhibits accompanying this report are listed in the Exhibit Index attached hereto.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

CASEY’S GENERAL STORES, INC.

Date: November 2, 2010	By:	/s/ William J. Walljasper
William J. Walljasper
Senior Vice President and Chief Financial Officer

EXHIBIT INDEX

The following exhibits are filed herewith:

Exhibit	Description

10.42	Asset Purchase Agreement dated as of October 28, 2010 by and between Casey’s Retail Company and Casey’s Marketing Company (collectively as Purchasers) and Kabredlo’s, Inc., Nebraska Retail Ventures, LLC, Olderbak Enterprises North, LLC, and Olderbak Enterprises South, LLC (as Sellers)